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                                                                    EXHIBIT 10.2

                               SERVICES AGREEMENT

                  THIS SERVICES AGREEMENT (this "Agreement"), dated as of July 1, 2003, is made by and among ARBOR REALTY TRUST, INC., a Maryland corporation ("Parent REIT"), ARBOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership ("Arbor OP", and together with Parent REIT, collectively, the "Company"), and ARBOR COMMERCIAL MORTGAGE, LLC, a New York limited liability company ("ACM").

                  WHEREAS, ACM provides certain management and advisory services to Parent REIT and Arbor OP pursuant to that certain Management and Advisory Agreement, dated as of July 1, 2003 (the "Management Agreement"), by and among the parties hereto;

                  WHEREAS, ACM desires to avail itself of the experience, advice and assistance of the asset management group of the Company to manage and service certain of ACM's assets consisting of sub- and non-performing mortgage loans (the "Serviced Assets"); and

                  WHEREAS, the Company is willing to perform the Services (as defined below) on the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the mutual agreements herein set forth and intending to be legally bound, the parties hereto hereby agree as follows:

         1.       Services.

                  (a) In exchange for ACM's agreement with respect to the Management Fee, as defined in and payable by the Company pursuant to the terms of the Management Agreement, the Company agrees to provide the following asset management services (the "Services") to ACM with respect to the Serviced Assets:

                           (i) reviewing loan files of the Serviced Assets to: (A) assess ACM's rights in and to collateral securing the subject loans, including bank accounts, letters of credit and funds held in escrow; and (B) identify guarantees, other credit support and additional sources of equity, if any;

                           (ii) conducting due diligence with respect to the Serviced Assets with an emphasis on exit strategies and exploring, developing and implementing strategic opportunities and plans to restructure debt and equity positions;

                           (iii) reviewing current operating statements of profit and loss and past and current rent rolls to assess operating and financial performance and the impact of existing and potential financial and operational issues relating to the collateral for the Serviced Assets;

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                           (iv)     recommending short- and long-term strategic
         alternatives for the management and disposition of the Serviced Assets based on the relevant market and market trends;

                           (v) overseeing rehabilitation projects and assessing whether new appraisals or environmental assessment or physical needs reports are necessary with respect to the collateral for the Serviced Assets;

                           (vi) formulating appropriate courses of action and conducting negotiations among all concerned parties regarding the workout of Serviced Assets;

                           (vii) structuring workout proposals and preparing analyses indicating the viability thereof;

                           (viii) evaluating liquidity concerns and capital adequacy and reserve requirements and performing liquidity analyses of properties and ownership entities with respect to the collateral for the Serviced Assets; and

                           (ix) performing such other services as may be required from time to time for management and other activities relating to the Serviced Assets as ACM shall reasonably request.

                  (b) The Company, for and on behalf of the asset management group, makes no, and shall not be deemed to have made, any warranty regarding the quality of, and shall not be subject to any other standards or requirements of quality with respect to the performance of the Services; provided, however, the Company shall perform the Services (i) with the same degree of care and skill as it uses or would use in the performance of similar services relating to the management of the Company's assets, and (ii) in accordance with all applicable foreign, federal, state and local laws and regulations.

                  (c) The Board of Directors will periodically review the scope of the Services being provided to ACM and the time required of the asset management group of the Company to perform the same. If the Board of Directors determine by a majority vote that the nature of the Services and the asset management group's devotion of time with respect thereto have exceeded the Board of Directors' anticipated levels, as factored into the calculation of the Management Fee, by more than fifteen percent (15%) of such anticipated levels per fiscal quarter, then the Company shall deliver to ACM written notice thereof describing its findings in reasonable detail and indicating its desire to renegotiate the Management Fee or to reduce the scope of the Services, the quantity of the Serviced Assets or the time required to be devoted to the Services by the asset management group. Thereupon, the Company and ACM shall endeavor to renegotiate such matters in good faith. The Company and ACM agree to execute and deliver an amendment to the Management Agreement, if applicable, setting forth any revised Management Fee promptly upon reaching an agreement regarding same.

2. Term. This Agreement shall become effective on the date hereof, remain in full force and effect throughout the term of the Management Agreement as extended in accordance

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therewith and terminate simultaneously with the expiration or earlier termination of the Management Agreement; provided, however, that this Agreement shall remain in full force and effect during the origination period described in
Section 3(e) of the Management Agreement.

3.       Indemnification.

                  (a) By the Company. The Company shall, to the full extent lawful, reimburse, indemnify and hold ACM, its members, managers, officers and employees and each other Person, if any, controlling ACM harmless for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees and disbursements) in respect of or arising out of (i) the Company's or any of its partner's, shareholder's, director's, officer's or employee's bad faith, willful misconduct, gross negligence or material breach of the Company's duties under this Agreement, and (ii) any claims by the Company's employees relating to the terms and conditions of their employment by the Company.

                  (b) By ACM. ACM shall, to the full extent lawful, reimburse, indemnify and hold the Company, its partners, shareholders, directors, officers and employees and each other Person, if any, controlling the Company (each, a "Company Indemnified Party") harmless for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees and disbursements), excluding any claims by the Company's employees relating to the terms and conditions of their employment by the Company, in respect of or arising out of
(i) any acts or omissions of such Company Indemnified Party made in good faith in the performance of the Company's duties hereunder and not constituting such Company Indemnified Party's bad faith, willful misconduct, gross negligence or material breach of the Company's duties under this Agreement, and (ii) ACM's or any of its member's, manager's, officer's or employee's bad faith, willful misconduct, gross negligence or material breach of ACM's obligations under this Agreement.

4.       Confidentiality.

                  (a) The Company shall keep confidential any nonpublic information obtained relating to the Serviced Assets and its performance of the Services and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except: (i) with ACM's prior written consent; (ii) to legal counsel, accountants and other professional advisors, so long as the Company informs such Persons of the confidential nature of such information and directs them to treat such information confidentially;
(iii) to appraisers in the ordinary course of business; (iv) to governmental officials having jurisdiction over the Company; (v) as required by law or legal process to which the Company or any Person to whom disclosure is permitted hereunder is a party or in connection with the Company's assertion in any judicial or nonjudicial proceeding of any claim, counterclaim or defense against ACM; or (vi) information which has previously become available through the actions of a Person other than the Company not resulting from the Company's violation of this Section 4(a). The provisions of this Section 4(a) shall survive the expiration or earlier termination of this Agreement.

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                  (b)      Promptly after the expiration or earlier termination
of this Agreement, the Company shall return to ACM all confidential and proprietary information provided to or obtained by the Company pursuant to or in connection with this Agreement and the performance of the Services hereunder, including all copies and extracts thereof in whatever form, in its possession or under its control.

5. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and mailed, faxed or delivered by hand or courier service:

         (a)      if to Parent REIT or Arbor OP, to:

                  Arbor Realty Trust, Inc.
                  333 Earle Ovington Blvd., Suite 900
                  Uniondale, New York 11553
                  Attention: Chairman of the Board of Directors

         (b)      If to ACM:

                  Arbor Commercial Mortgage, LLC
                  333 Earle Ovington Blvd., Suite 900
                  Uniondale, New York 11553
                  Attention: Frederick C. Herbst

6. Cooperation; Further Assurances. Each party hereto shall cooperate with and provide assistance to the other parties consistent with the terms and conditions hereof to enable (a) the full performance of all obligations hereunder, and (b) the review and audit of books and records as they relate to the provision of the Services; such cooperation and assistance to include, without limitation, providing the other parties and their respective representatives and agents (including, without limitation, outside auditors) with reasonable access, during normal business hours and upon reasonable advance notice, to its employees, representatives and agents and its books, records, offices and properties relating to the Services.

7. Entire Agreement. Except for the terms of the Management Agreement relating to the calculation of the Management Fee, this Agreement shall constitute the entire agreement among the parties relating to the subject matter hereof and shall supersede all other prior or contemporary agreements, understandings, negotiations and discussions whether oral or written.

8. Amendment and Modification; Assignment. Neither this Agreement nor any of the terms or provisions hereof may be changed, supplemented, waived, modified or assigned except by a written instrument executed by the parties hereto (or in the case of a waiver, by the party granting such waiver); provided, however, (a) ACM may assign this Agreement to any Person to whom ACM assigns the Management Agreement (pursuant to the terms thereof) and who acquires the Serviced Assets, and (b) Parent REIT may assign this Agreement to any Person to whom Parent REIT assigns the Management Agreement (pursuant to the terms thereof).

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9.       Counterparts. This Agreement may be executed in two or more counterparts, each of which may be signed by any of the parties hereto, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

11. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of hereof and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

12.      Definitions and Interpretation.

(a) Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Management Agreement.

(b) Singular and Plural Forms. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

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                  IN WITNESS WHEREOF, the parties to hereto have duly executed this Agreement as of the day and year first written above.

                                    Parent REIT:

                                    ARBOR REALTY TRUST, INC.,
                                    a Maryland corporation

                                    By: /s/ Frederick C. Herbst
                                        ----------------------------------
                                    Name: Frederick C. Herbst
                                    Title: Chief Financial Officer

                                    Arbor OP:

                                    ARBOR REALTY LIMITED PARTNERSHIP,
                                    a Delaware limited partnership

                                    By:  Arbor Realty GPOP, Inc.,
                                         a Delaware corporation,
                                         its general partner

                                         By: /s/ Frederick C. Herbst
                                             -----------------------------
                                         Name: Frederick C. Herbst
                                         Title: Secretary and Treasurer

                                    ACM:

                                    ARBOR COMMERCIAL MORTGAGE, LLC,
                                    a New York limited liability company

                                         By: /s/ Frederick C. Herbst
                                             -----------------------------
                                         Name: Frederick C. Herbst
                                         Title: Chief Financial Officer